Blue Sphere Corporation 8-K

Exhibit 10.1

LOAN AGREEMENT

Dated: September 12, 2018

Between: Shlomi Palas Israeli ID. 057313579 residing at 17 Etrog Street Rosh Ha'ayin, ISRAEL {Hereinafter: the "lender") and

Blue Sphere Corporation a U.S. company incorporated under the Nevada U.S. law and / or Eastern Sphere Ltd. a private fully owned subsidiary of Blue Sphere Corp. Israeli incorporation number 514415702 and /or each and any affiliate and subsidiary of Blue Sphere Corp. and / or Eastern Sphere Ltd. (Hereinafter jointly and severally: the "company ")

WHEREAS: The lender has agreed to grant a loan to the company based on the company's declarations and undertakings in this agreement, all in accordance and subject to the terms and conditions of this agreement;

Therefore, it is agreed between the parties as follows:

1. Introduction and Interpretation

1.1  The Preamble to this Agreement constitutes an integral part of the Agreement.

1.2 This Agreement constitutes a private loan between the lender and the company .

1.3   No change, addition or derogation from this Agreement shall be valid after the date of its signature unless it has been made in writing and signed by the parties to this Agreement.

1.4 The section headings in this Agreement are provided for convenience only and are not part of this Agreement or a means of its interpretation.

2. Loan amount and repayment date.

2.1 The lender will make the loan to the Company in New Israeli Shekels in an amount equivalent to about up to US$ 150,000 (one hundred and fifty thousand$) {herein after: "loan/ loan amount ") for a period of up to 60 days from the date of granting the loan and in any case no later than 5.11.2018 whichever is earlier {Hereinafter: the " loan period " and the "repayment date"). The loan will not bear interest.

2.2   Purpose of the loan: The loan money will be used by the Company for working capital, including payment of salaries and amounts owed to third-party service providers .

2.3. In the case of payment of salaries or amounts owed to third-party service providers, the lender may transfer funds directly to persons in one or more tranches to whom salary payments are owed and/or third-party service providers and the funds so transferred will be considered part of the loan money.

2.4   The actual date of transfer of any part of the loan to the Company or to any persons to whom salary payment s are owed or third -party service providers shall be considered for all purposes as the date of providing the loan ("date of provision of the loan").

2.5   Subject to the following sentence, the Company hereby undertakes an irrevocable undertaking that the principal amount of the loan will be repaid in full to the lender up to and no later than the repayment date. In satisfaction of the Company's obligation in the previous sentence, the parties agree that the Company will transfer back to the lender the same amount that the lender loaned to the Company in New Israeli Shekels (i.e., even if exchange rates have changed and, thus, the amount repaid to the lender is more or less than U.S. $150,000). The loan shall be a senior secured obligation of the company, with priority over all Indebtedness of the company (unless such indebtedness is a senior secured obligation of the company or contains a covenant against issuing senior secured indebtedness, in which case this loan shall be junior to such indebtedness). The obligations of the company under this agreement are secured pursuant to the terms of this agreement and such security interest includes but is not limited to all of the assets of the company and its subsidiaries. So long as the company shall have any obligation under this agreement, the company shall not (directly or indirectly through any subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the company's obligations hereunder.

The company hereby grants, pledges, and assigns for the benefit of lender, and there is hereby created in favor of the lender, a security interest in and to all of the company's right , title, and interest in, to, and under all assets and all personal property of the company and its subsidiaries, whether now or hereafter existing, or now owned or hereafter acquired, including but not limited to the following (collectively, "Collateral "):

2.5.1      All accounts, chattel paper, contracts, contract rights, accounts receivable, tax refunds, Notes receivable, documents, other choses in act ion and general intangibles, including, but not limited to, proceeds of inventory and returned goods and proceeds from the sale of goods and services, and all rights, liens, securities, guaranties, remedies and privileges related thereto, including the right of stoppage in transit and rights and property of any kind forming the subject matter of any of the foregoing ("Accounts Receivable");

2.5.2      All time, savings, demand, certificate of deposit or other accounts in the name of the company or in which the company has any right, title or interest including but not limited to all sums now or at any time hereafter on deposit, and any renewals, extensions or replacements of and all other property which may from time to time be acquired directly or indirectly using the proceeds of any of the foregoing;

2.5.3      All inventory and equipment of every type or description wherever located, including, but not limited to all raw materials, parts, containers, work in process, finished goods, goods in transit, wares, merchandise furniture, fixtures, hardware, machinery, tools, part s, supplies, automobiles, trucks, other intangible property of whatever kind and wherever located associated with the company's business, tools and goods returned for credit, repossessed, reclaimed or otherwise reacquired by the company;

2.5.4      All documents of title and other property from time to time received, receivable or otherwise distributed in respect of, exchange or substitution for or addition to any of the foregoing including, but not limited to, any documents of title;

2.5.5 All know-how, information, permits, patents, copyrights, goodwill, trademarks, trade names, licenses and approvals held by the company, including all other intangible property of the company;

2.5.6      All assets of any type or description that may at any time be assigned or delivered to or come into possession of the company for any purpose for the account of the company or as to which the company may have any right, title, interest or power, and property in the possession or custody of or in transit to anyone for the account of the company, as well as all proceeds and products thereof and accessions and annexations thereto; and

2.5.7      All proceeds (including but not limited to insurance proceeds) and products of and accessions and annexations to any of the foregoing.

2.6. The Company hereby authorizes the lender to take any actions it deems necessary or helpful to perfect or record such security interest and will cooperate with lender in such recording or perfection by signing any agreements or instruments or taking any actions required by the lender in a timely manner.

2.7 The Company will repay the principal of the loan in one payment on the date of repayment of the loan. If the date of repayment of the loan falls on a day that is not a business day, the payment date will be postponed to the next business day. In this agreement, "business day" means the day on which most of the commercial banks in Israel are open for business and execute transactions in Israeli currency.

2.8. The loan will be repaid by the Company through a transfer to the lender's bank account (as will be given to the Company by the lender) or any other account in Israel in accordance with the notice of the lender.

3. Right to early repayment

3.1. The Company may, at its option, repay the loan ahead of time.

4. Declarations and obligations of the Company

4.1. The Company declares through its authorized signatory and undertakes that as of the date of signing this Agreement:

4.1.2.  The Company has duly authorized its entry into this Agreement, the transactions contemplated hereby and the execution of all of its undertakings pursuant to the provisions of this Agreement.

4.1.3.  No application has been filed for the liquidation and / or appointment of a receiver/ trustee in bankruptcy/ special administrator or any other similar functionary by law.

5. Repayment of the loan and special terms

5.1. Without derogating from any relief that will be provided to the lender pursuant to this agreement and/ or under any law, in the event that the loan is not fully repaid on the date of repayment of the loan and/ or the date of repayment of the early loan in the event of one of the events enumerated in section 6 below, from the said date (hereinafter: "default").

5.2. In the event of default, the Company will pay the lender an agreed compensation of $200 per each day of payment delay, (hereinafter: the "agreed compensation"). Such agreed compensation will be added to the loan amount.

6. Providing the loan for immediate repayment

6.1.  In the event of any of the events specified in the following section, the lender will be entitled to demand the immediate and full repayment of the loan that has not been repaid by that date, it is hereby clarified that the right to demand immediate repayment and/ or the demand for immediate repayment does not derogate from any other relief available to the lender.

These cases are:

6.1.1.  A liquidation order, receivership and / or stay of proceedings and / or an order to execute an arrangement or compromise with its creditors {or its shareholders) arising from its inability to repay its debts and/ or appointment of a liquidator and/ or receiver and or if an application is submitted by the company or any third party to issue an order as stated above or to appoint an office holder as stated above, and the said proceedings have not been canceled within 10 days from the date of their appointment.

6.1.2.  If the Company has been declared limited by law or a foreclosure has been imposed on its bank account at Bank Leumi or JPMorgan, a foreclosure that has not been removed within 10 days or the Company's economic condition has deteriorated in such a way that in the opinion of the lender this would endanger the repayment of the loan. If payments of the loan have not been repaid on time or in any event where the lender is entitled to make the loan available for immediate repayment as detailed above, the lender may act as it sees fit and in its sole discretion as follows:

6.1.3.  Lender may take measures against the Company by any means lender elects which are available to him under the agreement and / or by law, for collecting the amounts due to it under this agreement, all at once or in installments. To exercise one or all the measures specified above, in full or in part, in order to collect the sums due to it under this Agreement, all at once or in installments. The lender shall be entitled, as it sees fit, to split its claim for the repayment of all or any of the said amounts, and any part of the amounts claimed by the lender shall serve as a separate cause of action and independent of any other part of the said amounts.

6.4. The Company will reimburse lender for all reasonable expenses and payments to be paid by it, including fees of counsel and other expenses to be directly incurred for the purpose of enforcing this agreement.

7. Transfer of rights

7.1. The Company shall not be entitled to transfer or assign its rights under this Agreement, in whole or in part. The lender may transfer any of its rights under this agreement without seeking the company's consent.

8. Remedies

8.1  The company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the lender, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the company acknowledges that the remedy at law for a breach of its obligations under this agreement will be inadequate and agrees, in the event of a breach or threatened breach by the company of the provisions of this agreement, that the lender shall be entitled, in addition to all other available remedies at law or under this agreement, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this agreement and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

9. Conflict of Interest

9.1. The company and the lender each hereby (i) acknowledge the inherent conflict of interest in the transactions contemplated hereby, (ii) waives any claims or rights it may have in respect of such conflict of interest and (iii) accepts any decision to pre-pay the loan.

10. Statements by Parties

10.1.  Any change or addition to this Agreement shall have no effect unless it has been made in writing and signed by all parties.

10.2.  No conduct by either party shall be construed as a waiver of any of its rights under this Agreement or under any law, or as a waiver or consent on its part to any breach or non-fulfillment of any condition , unless the waiver or consent has been made expressly and in writing .

10.3 The addresses of the parties are as stated in the Preamble to this Agreement. Notices under this Agreement shall be made in writing and delivered by registered mail, facsimile or e-mail or delivered by hand, at the addresses of the parties to this Agreement or other addresses to be notified by the Parties in accordance with the provisions of this Article. Any notice sent by registered mail shall be deemed to have reached the recipients within 3 days of its delivery to the post office, a notice delivered by personal delivery by 17:00 on any business day shall be deemed delivered upon delivery, and if delivered after 17:00 on any business day then it shall be deemed delivered on the next business day. Message sent by facsimile or email shall be deemed received one business day after from the date of dispatch as approved by the notification of the instrument from which it was transmitted.

In witness whereof, the parties have signed today, September 06, 2018:

Signatures

For the Company	For the lender

/s/ Yossi Keret	/s/ Shlomi Palas
Name: Yossi Keret	Shlomi Palas
Title: Chief Financial Officer